As filed with the Securities and Exchange Commission on February 8, 2006
Registration No. 333-131042

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2
to
Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

EMS TECHNOLOGIES, INC.
(Exact Name of Registrant as Specified in Its Charter)

Georgia	EMS Technologies, Inc. 660 Engineering Drive Norcross, Georgia 30092 (770) 263-9200	58-1035424
(State or Other Jurisdiction of Incorporation or Organization)	(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)	(I.R.S. Employer Identification number)
Timothy C. Reis
Vice President & General Counsel
EMS Technologies, Inc.
660 Engineering Drive
Norcross, Georgia 30092
(770) 263-9200
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code of Agent for Service)

Daniel T. Falstad Kilpatrick Stockton LLP 1100 Peachtree Street Suite 2800 Atlanta, Georgia 30309 (404) 815-6565	William Scott Ortwein Alston & Bird LLP One Atlantic Center 1201 West Peachtree Street Atlanta, Georgia 30309 (404) 881-7000
      Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.
      If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐
      If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☐
      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
      If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering.    ☐
      If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☐
      If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐
     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.
      Set forth below is an estimate of the approximate amount of the fees and expenses (other than underwriting commissions and discounts) payable by us in connection with this offering.

Securities and Exchange Commission Registration Fee	$6,506.27
NASD Filing Fee	6,581.00
Legal Fees and Expenses	250,000
Accounting Fees and Expenses	300,000
Printing Expenses	50,000
Miscellaneous	86,912.73

Total	$700,000

Item 15.	Indemnification of Directors and Officers.
      Our Second Amended and Restated Articles of Incorporation eliminate, as permitted by Section 14-2-202(b)(4) of the Georgia Business Corporation Code, or the Georgia Code, the personal liability of directors and officers for monetary damages to the corporation or its shareholders for breach of their duty of care and other duties; provided, however, that our Articles of Incorporation and Section 14-2-202(b)(4) of the Georgia Code do not permit us to eliminate or limit liability for (1) a breach of duty involving appropriation of a business opportunity of ours; (2) an act or omission which involves intentional misconduct or a knowing violation of law; (3) any payments of a dividend or any other type of distribution that is illegal under Section 14-2-832 of the Georgia Code; or (4) any transaction from which an improper personal benefit is derived. In addition, if at any time the Georgia Code is amended to authorize further elimination or limitation of personal liability, then the liability of each of our directors and officers shall be eliminated or limited to the fullest extent permitted by such provisions, as so amended, without further action by the shareholders, unless the provisions of the Georgia Code require such action.
      Sections 14-2-850 to 14-2-859, inclusive, of the Georgia Code govern the indemnification of directors, officers, employees and agents. Section 14-2-851 of the Georgia Code provides for indemnification of any of our directors for liability incurred by him in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative and whether formal or informal, in which he may become involved by reason of being a member of our board of directors. Section 14-2-851 also provides such indemnity for directors who, at our request, act as trustees fiduciaries or agents of employee benefit plans or programs. Section 14-2-851 permits indemnification if the director acted in a manner he believed in good faith to be in our best interests (if in his official capacity) or not opposed to our best interest (in all other cases) and, in addition, in criminal proceedings, if he had no reasonable cause to believe his conduct was unlawful. If the required standard of conduct is met, indemnification may include judgments, settlements, penalties, fines or reasonable expenses, including attorneys’ fees, incurred with respect to a proceeding. However, if the director is adjudged liable to us in a derivative action or on the basis that personal benefit was improperly received by him, the director will only be entitled to such indemnification for reasonable expenses as a court finds to be proper in accordance with the provisions of Section 14-2-854.
      Section 14-2-852 of the Georgia Code provides that directors who are wholly successful with respect to any claim brought against them, which claim is brought because they are or were directors, are entitled to indemnification against reasonable expenses as of law. Conversely, if the charges made in any action are sustained, the determination of whether the required standard of conduct has been met will be made, in accordance with the provisions of Section 14-2-855 of the Georgia Code, as follows: (1) if there are two or more disinterested members of the board of directors, by the majority vote of a quorum of the disinterested members of the board of directors, (2) by a majority of the members of a committee of two or more disinterested directors, (3) by special legal counsel selected pursuant to (1) or (2) or, if there are not two or more disinterested directors, by the board of directors, or (4) by the shareholders, but, in such event, the shares owned by or voted under the control of directors seeking indemnification may not be voted.
      Section 14-2-857 of the Georgia Code provides that an officer who is not a director has the mandatory right of indemnification granted to directors under Section 14-2-852, as described above. In addition, we may, as provided by our Articles, Bylaws, general or specific actions by our board of directors, or by contract, indemnify and advance expenses to an officer, employee or agent who is not a director to the extent that such indemnification is consistent with public policy.
      Our officers and directors are presently covered by insurance which (with certain exceptions and within certain limitations) indemnifies them against any losses or liabilities arising from any alleged “wrongful act,” including any alleged breach of duty, neglect, error, misstatement, misleading statement, omissions or other act done or wrongfully attempted. We pay the cost of such insurance as permitted by our Bylaws and the laws of the State of Georgia.

Item 16.	Exhibits and Financial Statement Schedule.
      (a) The following exhibits are filed as part of this Registration Statement:

Exhibit
Number	Description of Exhibit

1.1	Form of Underwriting Agreement.*
2.1	Asset Purchase Agreement dated as of October 28, 2005 between EMS Technologies, Inc. and MacDonald, Dettwiler and Associates Ltd. (incorporated by reference to Exhibit 2.01 to the Company’s Report on Form 8-K dated December 2, 2005).
2.2	Amending Agreement to the Asset Purchase Agreement dated as of November 28, 2005 between EMS Technologies, Inc. and MacDonald, Dettwiler and Associates Ltd. (incorporated by reference to Exhibit 2.02 to the Company’s Report on Form 8-K dated December 2, 2005).
2.3	Asset Purchase Agreement by and among EMS Technologies Canada, Ltd, EMS Technologies, Inc., Advantech Satellite Networks Inc. and Advantech Advanced Microwave Technologies Inc. dated December 22, 2005.**
4.1	Second Amended and Restated Articles of Incorporation of EMS Technologies, Inc., effective March 22, 1999 (incorporated by reference to Exhibit 3.1 to the Company’s Annual Report on Form 10-K for the year ended December 1998).
4.2	Bylaws of EMS Technologies, Inc., as amended through March 15, 1999 (incorporated by reference to Exhibit 3.2 to the Company’s Annual Report on Form 10-K for the year ended December 31, 1998).
4.3	EMS Technologies, Inc. Stockholder Rights Plan dated as of April 6, 1999 (incorporated by reference to Exhibit 4.1 to the Company’s Report on Form 8-K dated April 6, 1999).
5.1	Opinion of Kilpatrick Stockton LLP as to the legality of the securities being registered.*
23.1	Consent of Kilpatrick Stockton LLP (appears in its opinion filed as Exhibit 5.1).*
23.2	Consent of KPMG LLP.**
23.3	Consent of Ernst & Young LLP.**
24.1	Powers of Attorney of certain officers and directors of the Registrant (included on the signature page of original filing on January 13, 2006).**

*	Filed herewith.

**	Previously filed.

(b)	Financial Statement Schedule:

Schedule II — Valuation and Qualifying Accounts.
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Directors of
EMS Technologies Canada, Ltd.
We have audited the consolidated financial statements of EMS Technologies Canada, Ltd. (a wholly-owned subsidiary of EMS Technologies, Inc.) as of December 31, 2003 and 2002, and for each of the years in the two-year period ended December 31, 2003 (not presented separately herein), and have issued our report thereon dated February 6, 2004 (except with respect to note 3 (b) and 21; which are as of January 6, 2006). Our audits also included Schedule II — Valuation and Qualifying Accounts of EMS Technologies Canada, Ltd. (not presented separately herein) which are included in the related schedule of EMS Technologies, Inc. in this Registration Statement. This financial statement schedule is the responsibility of the Corporation’s management. Our responsibility is to express an opinion based on our audits.
In our opinion, the financial statement schedule of EMS Technologies Canada, Ltd. referred to above, when considered in relation to the financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

Ottawa, Canada	Ernst & Young LLP
January 6, 2006	Chartered Accountants
SCHEDULE II — VALUATION AND QUALIFYING ACCOUNTS (in thousands):

	Years ended December 31, 2004, 2003 and 2002

		Additions
	Balance at	charged to					Balance
	beginning	costs and					at end
Classification	of year	expenses		Deductions		Other	of year

Allowance for Doubtful Accounts:
2002	$870	411		(174	)(a)	—	1,107
2003	1,107	887		(472	)(a)	—	1,522
2004	1,522	456		(971	)(a)	—	1,006

Valuation Allowance for Deferred Tax Assets:
2002	$8,931	1,967	(b)	—		—	10,898
2003	10,898	18,850	(b)	—		—	29,748
2004	29,748	7,087	(b)	—		—	36,835

Valuation Allowance for Assets Held for Sales:
2002	$—	—		—		—	—
2003	—	13,500	(c)	—		—	13,500
2004	$13,500	1,700	(c)	—		—	15,200

(a)	Deductions represent receivables that were charged off to the allowance during the year, most of which related to quantitatively-derived provisions based upon the aging of accounts receivable.

(b)	The 2004, 2003 and 2002 increases in the valuation allowance for deferred tax assets related primarily to the net change in the underlying deferred tax assets associated with the Montreal operations that the Company acquired in 1999. These deferred tax assets were fully reserved at acquisition due to uncertainty about realization. As a result, this change in reserves had no effect on the Company’s 2004, 2003 or 2002 consolidated statements of operations.

(c)	The 2004 and 2003 charges are adjustments to write down to estimated fair value for the Space & Technology/Montreal assets held for sale.

Item 17.	Undertakings.
      The undersigned registrant hereby undertakes:

(1) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(2) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(3) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(4) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Norcross, State of Georgia, on February 8, 2006.

EMS TECHNOLOGIES, INC.

By:	/s/ Alfred G. Hansen

Alfred G. Hansen
President and Chief Executive Officer
      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on February 8, 2006:

Signature		Title

* John B. Mowell		Chairman of the Board of Directors

/s/ Alfred G. Hansen Alfred G. Hansen		President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Don T. Scartz Don T. Scartz		Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)

/s/ Gary B. Shell Gary B. Shell		Vice President, Corporate Finance, Chief Accounting Officer (Principal Accounting Officer)

* Hermann Buerger		Director

* John R. Kreick		Director

* Norman E. Thagard		Director

* John L. Woodward, Jr.		Director

*By:	/s/ Alfred G. Hansen Alfred G. Hansen Attorney-in-Fact

EXHIBIT INDEX

Exhibit
Number	Description of Exhibit

1.1	Form of Underwriting Agreement.*
2.1	Asset Purchase Agreement dated as of October 28, 2005 between EMS Technologies, Inc. and MacDonald, Dettwiler and Associates Ltd. (incorporated by reference to Exhibit 2.01 to the Company’s Report on Form 8-K dated December 2, 2005).
2.2	Amending Agreement to the Asset Purchase Agreement dated as of November 28, 2005 between EMS Technologies, Inc. and MacDonald, Dettwiler and Associates Ltd. (incorporated by reference to Exhibit 2.02 to the Company’s Report on Form 8-K dated December 2, 2005).
2.3	Asset Purchase Agreement by and among EMS Technologies Canada, Ltd, EMS Technologies, Inc., Advantech Satellite Networks Inc. and Advantech Advanced Microwave Technologies Inc. dated December 22, 2005.**
4.1	Second Amended and Restated Articles of Incorporation of EMS Technologies, Inc., effective March 22, 1999 (incorporated by reference to Exhibit 3.1 to the Company’s Annual Report on Form 10-K for the year ended December 1998).
4.2	Bylaws of EMS Technologies, Inc., as amended through March 15, 1999 (incorporated by reference to Exhibit 3.2 to the Company’s Annual Report on Form 10-K for the year ended December 31, 1998).
4.3	EMS Technologies, Inc. Stockholder Rights Plan dated as of April 6, 1999 (incorporated by reference to Exhibit 4.1 to the Company’s Report on Form 8-K dated April 6, 1999).
5.1	Opinion of Kilpatrick Stockton LLP as to the legality of the securities being registered.*
23.1	Consent of Kilpatrick Stockton LLP (appears in its opinion filed as Exhibit 5.1).*
23.2	Consent of KPMG LLP.**
23.3	Consent of Ernst & Young LLP.**
24.1	Powers of Attorney of certain officers and directors of the Registrant (included on the signature page of original filing on January 13, 2006).**

*	Filed herewith.

**	Previously filed.